CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated December 22, 2015, accompanying the financial statements of Investment Grade Municipal Trust, Series 155 (included in Van Kampen Unit Trusts, Municipal Series 1113) as of August 31, 2015, and for the period from September 18, 2012 (date of deposit) through August 31, 2013 and for each of the two years in the period ended August 31, 2015 and the financial highlights for the period from September 18, 2012 (date of deposit) through August 31, 2013 and for each of the two years in the period ended August 31, 2015, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-182681) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 22, 2015